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The following is a transcript of the conference call and audio webcast held by Smart Balance, Inc. on January 26, 2011 to discuss the outlook for 2011.

SMART BALANCE, INC.

Transcript of Conference Call and Audio Webcast
January 26, 2011

Operator:
Good Morning. My name is Michael. I’ll be your conference operator today. It’s January 26th and I welcome you to the Smart Balance Conference Call and audio webcast to discuss the outlook for 2011. This call is being recorded for playback purposes and will be available beginning two hours after the conclusion of today’s call. The playback will be available through February 28th 2011. The number for the replay is 800-688-7945. You may also listen to the broadcast by logging into www.smartbalance.com and in the Investor Center, clicking on the link. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you’d like to ask a question, you may do so by pressing the * and the number 1 on your telephone key pad. You may remove yourself from the queue at any time by pressing the pound key. Some of the statements we will make on this conference call, including statements about the company’s plans, strategies, beliefs and expectations are forward looking and subject to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from what is expressed on those forward looking statements for a number of reasons including those risks and uncertainties disclosed in the company’s filings with the SEC and the company’s ability to maintain margins during commodity cost fluctuations introduced in distributions of new products, provide funds to support market share and increase customer awareness and grow net sales in a competitive environment with the increasingly price sensitive consumers. Please refer to our earnings release for the full statement. Now I’d like to turn the call over to Mr. John Mintz, Smart Balance’s vice president of Finance and Investor Relations. Please go ahead sir.

John Mintz:
Thank you, Michael. Good morning everyone. With me today are: Steve Hughes our chairman and CEO, Al Gever our executive vice president and CFO, and Terry Schulke our executive vice president and general manager of commercial operations. Earlier this morning, we issued a press release related to this call. If you have not seen the press release, it is available in the Investor Center page of our website at www.smartbalance.com. The company uses the term ‘cash operating income’ as an important measure of profitability and performance. Cash operating income is a non-GAAP measure defined as operating income excluding stock based compensation, depreciation, amortization of intangibles and one-time items. Our management uses cash operating income for internal purposes and we believe this measure provides investors and security analysts with supplemental information regarding the company’s profitability and operating performance. However, non-GAAP financial measures should be reviewed in addition to, and not as an alternative for, results prepared in accordance with GAAP. In addition, the company may use different non-GAAP measures than used by other companies. With that, I’ll turn the call over to Steve.

Steve Hughes:
Thank you, John, and good morning. Thank you for listening in. The primary purpose of this call is to discuss our plans and outlook for 2011, including a brief update with the 2010 outlook we provided in November. We’ll also spend a few moments discussing the proxy proposals for our option exchange program, which will go to stockholder votes next month. From an over-all perspective, we all know that 2010 was a tough year for food companies as consumers remained price sensitive and resisted traditional marketing and promotional efforts to boost consumption. It was also a year we made significant investments behind the launch of Smart Balance Milk and Best Life Spreads and we believe these investments represent important growth platforms for 2011 and beyond. We expect the economic consumer environments to remain unsettled in 2011. Our plan for the year is one we believe is appropriate for the environment and we are cautiously optimistic as we move into 2011.

We expect our results for 2010 to be in line with the outlook we provided you in November. I will discuss some details of 2010 a little later in the call and will provide our usual full update to you on fourth quarter earnings conference call in a few weeks. As many of you know, over the past three years, our portfolio has evolved from what was primarily a one-premium priced healthy spreads brand and a small grocery products business to today, a three-tiered branded spread strategy, a grocery products business, and an enhanced milk business that we believe has significant growth potential. During the fourth quarter, to further support our multi-brand platform, we acquired the rights to the entire Best Life brand and website, converting from a licensing relationship to ownership and control of the brand. The Best Life brand was founded by Oprah’s trainer, Bob Greene, and is focused on weight loss and sustaining a healthy lifestyle. We believe the acquisition of Best Life website provides us with a unique marketing tool to reach and connect with consumers as well as the opportunity to expand the current reach of the brand. We’ll have more details on this initiative in the months to come. As a result, we now own three health and wellness brands: Smart Balance, Earth Balance, and Best Life Outright positioning us with brand assets that are in line with long term and health and wellness trends for hard health, organic and natural, and weight management. Last week, Walmart announced its plans to remove industrially produced trans fats from all food products. We are reminded that despite the economic cycles, the long term health and wellness trend remains a powerful one and is here to stay. We believe our extended portfolio of brands has potential to grow beyond our current categories. However in 2011, we will concentrate on building on the foothold established of Smart Life Milk and Best Life spreads to firmly establish these businesses for long term success. In the fourth quarter we implemented a second organizational restructuring following the one that we implemented in the second quarter. This restructuring was reflected not only in our need to right-size the organization to improve efficiency but also a strategic opportunity to realign the organization to increase effectiveness given the business portfolio we have today. In total, over the past six months, we’ve reduced headcount by more than 12%. The fourth quarter restructuring involved a comprehensive evaluation of the entire organization design of the company and the evolving needs of the business. Changes were made virtually in every function in order to operate more efficiently and effectively with the brands and business we now have, a significant change to position us more effectively in a marketplace which is combining the Smart Balance brand marketing and its sales team into a single commercial team. We expect this change to optimize organizational effectiveness and enhance our implementation of marketing initiatives to drive revenue and growth. Terry Schulke who is with us today had been named executive vice president and general manager of commercial operations. He will lead the Smart Balance commercial team, combining sales and marketing for the Smart Balance branded products. Terry joined Smart Balance in 2007 as executive vice president and chief customer officer. During his tenure with us, Terry has demonstrated outstanding leadership skills and a passion for our business. Terry has assembled a team that we are confident will improve our competitive position in 2011 and the years beyond. As you may know, Terry and I worked together back at Tropicana. During the 2011, from an over-all perspective, we remain cautious about the economic environment, continued consumer price sensitivity is evident although we are starting to see pockets of improvement with Earth Balance in the natural channel where it appears that the natural consumer has returned to a more historic behavior. On the commodity front, cost pressures have been experienced across much of the food industry and pricing actions have already been announced in some categories. Our spreads competitors have announced price increases and we have followed with similar actions. It is unclear how the consumer will react in this economic environment or what the promotional environment will become. We believe our outlook for this year appropriately reflects that risk and uncertainty and Terry will speak more about pricing in a few minutes. Our top priorities for 2011 are all about focus and leveraging the significant investments we’ve already made. You will recall that those investments were: one, the building of the Smart Balance equity; two, the establishment of the three-tier spreads portfolio; and three, developing and launching of Smart Balance Milk. In 2011, we’ll continue the work on the three-tier spreads and Smart Balance Milk to ensure these businesses are positioned to reach their long term potential. We also plan to build on the tremendous amount we have on the Earth Balance brand. We have no plans to enter new categories in 2011 however we will continue the work on the pipeline of new products for 2012 and beyond. We also continue to enhance our financial flexibility to take short term and long term strategic actions as appropriate. Al will speak on this a little bit later. We believe that we have taken appropriate actions, positioned the company for success in 2011 and beyond. The restructuring savings we expect, along with the efficiency we anticipate from leveraging our marketing investment, will enable us to deliver higher cash operating income margins for the year. Let me now turn over to Terry who will share some perspective about our marketing and promotional plans for the Smart Balance brand as well as the current pricing environment in spreads. Terry?

Terry Schulke:
Thank you, Steve, and good morning everyone. As Steve pointed out, the Smart Balance brand equity be a marketing investment in the launch of new products has been a significant area of focus and investment for us over the past few years and I’m pleased with the progress we have made. Over the past three years, we have increased unaided brand awareness for the Smart Balance brand by over 50% and aided awareness for the brand has increased by 25%. In a recent survey with heart health consumers, Smart Balance ranked as the number one brand trusted for great tasting, heart healthy products, outpacing the number two brand by a margin of two to one. This is a great achievement in brand building for a company our size and provides us a strong brand asset for growth. In addition to the investment we made in marketing, we believe that our innovation behind new varieties of spreads and grocery products as well as our expansion into enhanced milks and omega 3 eggs also fueled our growth and brand awareness. Our priority now is to leverage the Smart Balance brand umbrella to drive trial and increase share of requirements across all of our product categories. In order to put our 2011 plans into perspective, let me update you on how the business performed at the end of 2010. When compared to 2009, we had stronger promotional efforts supporting our three-tier strategy in our course spreads category during the holidays. Smart Balance spreads, while still down year over year, showed improvements in both shipments and consumer purchases at retail. Earth Balance spreads continue with very strong growth and accelerated through the quarter boasting over 305 case shipment growth versus the year ago quarter. Best Life spreads, newly introduced in 2010, continue to add incremental sales in the values segment. The client that we saw in over-all spreads category scanner sales during the second and third quarters has slowed in the last eight weeks, as running at a more historical 2% unit decline versus the prior year. The deep declines experienced mid-year in the spreads category were also experienced by other cooking related categories. This phenomenon was something we had not seen before and we believe it is related to broader macroeconomic issues. We’ll be tracking it closely to see if these categories cycle out of these declines into 2011 but our outlook is based on continued category softness. Regarding our enhanced milk business, case shipments for the first quarter were steady throughout although down slightly from the third quarter due to promotional timing and retailer focus on seasonal offerings. Strong growth continued in the initial market of Florida as it did all year. The next six months will be key in our 2010 expansion markets as we continue to invest to drive trial. Our experiences in Florida and New York City showed significant increases in velocity in the following year of post introduction. Given the strong brand measures created over the past several years, let’s go on to 2011. We plan to leverage this investment and focus on driving trail and building shared requirements across our portfolio. We plan to drive purchases with our existing base of consumers and attract new consumers to our brands. Our intent is to influence consumers both when they are planning their shopping trip as well as when they are standing at the retailer shelf preparing to make their product choices. We’re in the second year of two very important national launches: Smart Balance Milk and Best Life Spreads. With the focus on these initiatives, we will not be entering any new categories in 2011. We will continue to add new varieties in our existing categories to maintain our leadership innovation. As mentioned by Steve, commodities have been rising dramatically over the past six months and the industry is facing cost pressures in many categories including spreads. Following pricing actions taken by our competitors, we have announced list price changes on our spreads product effective in mid-February, averaging in a low double digit increase as it crossed our product lines. We realize that the consumer has been very price sensitive. We’re very cautious regarding our volume expectations at this point. We will remain flexible with our marketing and investments and will adjust our mix along with frequency and depth of promotions as we remarket place reaction to what it was expected to be a significant amount of over-all price increase across the entire store. With that, let me turn it over to Al, who will now discuss some specifics about 2010 and 2011 as well as our options exchange program. Al?

Al Gever:
Thanks Terry and good morning to everyone. Now, while we have not yet finalized the closing process for the fourth quarter, we thought it was important to share with you on this call how we believe we ended the year. In a few weeks we will take you through the usual details of our results on our fourth quarter call and answer any questions you may have at that time. For 2010, our outlook for net sales and cash operating income remains unchanged versus the view we provided to you on our third quarter earnings call in November. Specifically, we expect net sales for the year to be approximately even with net sales in 2009, which you will recall were $239.5 million. For cash operating income, we continue to expect with successful management of our expenses to come within striking distance of the $32.8 million in cash operating income we achieved in 2009. As Steve indicated, we undertook a comprehensive review of our entire organizational structure and the needs of the business going forward and we identified a number of areas to create efficiencies as well as opportunities to enhance effectiveness. This restructuring resulted in the charge of approximately $1 million during the fourth quarter. Ongoing annualized savings from this action are estimated at about $1.5 million paying back within well under a year. This fourth quarter restructuring combined with the restructuring undertaken in June 2010 reduced our workforce as mentioned by approximately 12%. The total cost of the combined actions was approximately $4 million with a corresponding ongoing annualized savings in excess of $4 million. Finally, cash continued to be a very important area of focus in 2010 and I’m pleased to report that we again delivered another year of very strong cash generation. We deployed our cash during the year in the fourth quarter to pay down debt, repurchased our stock; and in the case of the fourth quarter, acquired the Best Life brand and website. Now turning to 2011, we are approaching this year with what we believe is an appropriate level of caution given the continued economic malaise and the ongoing price sensitivity we expect from consumers. The plan is that Terry and Steve share our design to capitalize on our areas of strength and leverage our most significant opportunities for growth. As discussed here this morning, we made significant financial investments to establish our growth platforms and with this phase now behind us, we believe we can leverage our 2011 investment spending more efficiently to drive bottom line growth and margin enhancement. Continue to aggressively manage all of our discretionary spending would also be an important element of our financial strategy for the year. In terms of our balance sheet, we plan to continue to build our financial flexibility in 2011, enhancing the company’s ability to pursue strategic initiatives. In fact, we are reviewing options to enhance our credit facility which we believe will add further flexibility to the company in pursuing actions such as continuing to repurchase our shares, reduce our debt, and make strategic acquisitions among others.

Finally, turning to our options exchange program. The option exchange program is a value for value exchange of options that was designed to add no incremental cost to the income statement while better aligning the interest of all employees with data stockholders. The program is limited to certain options. Eligible employees and executives will have the ability to forfeit those options in exchange for a fewer number of replacement options with an overall equivalent value and a new four year vesting period. This essentially means those who participate will have to start the vesting process all over again for the replacement options. To help our stockholders understand the nature of the proxy proposals, a frequently asked question supplement has been filed with the SEC. Please do not hesitate to ask questions during the Q&A today or reach out to us after the call if you have any questions or concerns. A board of directors is recommending a vote for both proposals and we are hopeful that we will have stockholder support in this matter. With that, I’ll turn it back over to Steve to discuss our 2011 outlook. Steve?

Steve Hughes:
Thank you Al. As I’ve said, we launched new products and made major investments in the Smart Balance brand in the last several years. With this stage of our business strategy complete, it is essential that we now leverage those investments, the drive growth, the net sales and cash operating income. We have no plans to launch major new categories in 2011 and our top priorities are to build out our foothold and Smart Balance milk, Best Life spreads and driving value from our existing businesses. Our net sales outlook for the full year reflects growth versus a year ago in the mid single digits. This modest growth reflects a significant price increase we are taking on spreads which as we discuss here today drive a significant dampening effect on overall spreads volume. We believe at this point, it’s prudent to be cautious on volume expectations, particularly given the category trends experience in 2010. Overall sales outlook also reflects continued net sales growth of milk in the Earth Balance brand. We expect the Earth Balance brand to continue to experience growth in the spreads category as well as growth with our introduction of soy milk. The expansion of soy milk in the natural channel beyond whole foods is going very well and we expect Earth Balance soymilk to be in all major natural channel stores by the end of the first half. In terms of market share, we expect a growth share on our spreads category with three tiered strategy. Terry has already shared with you plans for Smart Balance. For Best Life, as you know, we introduced the brand and spreads in 2010. Our purpose in 2011 is on leveraging the national distribution we built along with our enhanced marketing efforts to take advantage of our acquisition of the entire brand and website. As I mentioned, we expect Smart Earth Balance spreads to continue its growth trend as a natural channel appears to be back in force. To make Smart Balance Milk a success nationwide, we will obtain a focus on solidifying the markets where we are well established and increasing velocity in our expansion markets. We are currently launching two new varieties, a fat free and lactose free plus calcium. We expect to grow our share of overall milk category in 2011. For cash operating income, we expect to achieve full year growth versus a year ago in high single digit range. This growth reflects our outlook on those sales along with a number of discretionary leverages we have. Today, to enable us to flux up or down based on the market dynamics. In other terms of organization, we have organized our team and what we hope will be approved by our stockholders we will provide renewed equity and incentive for our employees to better align them with stockholders and drive the value of the company. Our productivity per employee is excellent, delivering $3.5 million in net revenue $500,000.00 in cash operating income per employee which our extraordinary measures in our industry. So to sum up 2010, it was a challenging year. Economic pressures resulted in what we believe to be an abnormal 9% decline in the spreads category. Competition has been in extraordinary levels for most of the year and we invested significantly and watched the Smart Balance Milk and Best Life. Cycling these three factors, it is expected to provide the environment to improve our top and bottom line performance. Despite the headwinds of 2010, we executed our plan, investing significantly in consumer marketing behind our strategic initiatives. Painful in the short term that is evidenced by the progress we are seeing in brand development, positioning for sustainable top line and bottom line growth. Our plan in 2011 is to leverage this investment, the drive trial, increase share requirements across our portfolio on moving to a more sustainable levels of marketing with a leaner, flatter organizational model. With that, let’s go to questions.

Operator:
Certainly at this time, as a reminder, if you do wish to ask a question, you may do so by pressing the * and 1 on your touchtone phone. That’s * and 1. We’ll take our first question from Bob Labick with CJS Securities. Your line is open, please go ahead.

Bob Labick:	Good Morning.

Steve Hughes:	Hey Bob.

Bob Labick:
Hi. First of all, I wanted to start with the commodities. You mentioned I think low double-digit price increase. Could you tell us with that price increase and with obviously the cost pressure that’s not unique to you guys? Where do you expect gross margins to shake out throughout the year and how much visibility do you have from forward buying that you’ve already done?

Steve Hughes:
That’s a great question Bob. Clearly we’re all seeing the pressure of rise in commodities. Our expectations are that as we go through the year, as the market has indicated, we’ll see continued increase pressure coming from commodities. The price increase we’re taking we believe at the moment are sufficient based on what we’ve seen in the marketplace. They are consistent with what our competitors as leaders in the category have taken from a pricing standpoint. So we will certainly see margins continuing from fresher standpoint to increase as we go through the year because obviously we did have some coverage going into 2011. That said, overall margins will be influenced not only by the commodities and the offsetting price increase but understand that some of our marketing mix will be shifting to a more above-the-line spending and so there’ll be some pressure there. The other elements to think about is the fact that we have an increasing mix of our business focused on milk which has a lower overall margin. So there’ll be some pressure relative to overall margins but some of that is strictly structural as it relates to how we spend our marketing in the marketplace. Relative to the historic range we’ve given a 45% to 50%, I think to sum that up, we would expect to be the lower end of that range this year.

Bob Labick:
Okay, great. That’s very helpful. Then shifting over to Best Life, you’ve obviously gotten some nice incremental growth out of that brand, could you discuss the benefits of owning the brand versus licensing it and how that may impact the PNL in 2011.

Steve Hughes:
I think the key relative to Best Life is we had a licensing agreement and the option to go to other categories, but we didn’t really control the brand asset and we felt that owning the entire brand as well as the website gives us really control the brand, how it’s developed into the future. The website itself has over a million visitors a year, has a million email addresses that have opted in to receive information from the brand or from Bob Greene. So we think it provides us an incremental platform focused on weight management and healthy lifestyles but now we have really control over. Bob will continue to write books going forward. He’s going to be very active with books. He’s got one that just came out called “Live Life You Want,” and he has another book coming out this spring called “20 Years Younger.” So he’s going to be very visible and we think it’s an opportunity for us to add to the heart health and the organic natural platforms we have on Smart Balance and Earth Balance to weight loss. Again, when Bob launched this first book several years ago, he was rated the number one diet by consumer reports. He’s got great credibility with the diet and the program and one we think we can build out over time.

Bob Labick:	Thank you. I’ll get back in to you.

Operator:	We’ll take our next question from Mitch Panero with J&E Capital. Your line is open, please go ahead.

Mitch Panero:	Hey, good morning.

Steve Hughes:	Mitch.

Mitch Panero:	So you’re not going to go in any new categories for fiscal ‘11 focusing on core, but where do the other smaller categories stand, peanut butter, popcorn, etcetera?

Steve Hughes:
I think Mitch over the last couple of years, we have – with just limited resources or certain amount of resources, we focused on investing behind the Smart Balance brand in total and investing behind launching of milk. I think you’ll see in 2011 incorporating the grocery products into a family proposition focused on really driving, penetration of those products and shared requirements. So we will be brining those grocery products more into the forefront. We think clearly there’s some pricing action happening on cooking oil and mayonnaise. We have repositioned last year our peanut butter business. It was lapping some distribution losses but the new product is much more mainstream and flavor profile and we’re pretty encouraged by what we think we can drive there in terms of long-term business and so when the grocery products, you’ll see them integrated in our promotion and marketing plans as we really try to get people focused on buying the full range of Smart Balance products for heart health not just spreads or milk.

Mitch Panero:
Now getting back to your core spreads category, last year – I don’t know if this is the most updated figure but Unilever for it’s full year had price mixed down about 9% in measured channel. You guys were down as well, maybe a third of that. All of a sudden, so Unilever turns around and raised those prices, showed some category leadership. Have you noticed in any change of strategy by the leader? Have you noticed any change in strategy at anybody within the category?

Steve Hughes:
I think as we’ve talked about, there was a fairly extraordinary investment between May of 2009 by the reposition of the two top brands in the category and that investment was in heavier advertising and deeper price activity and that really ran through May of 2010. I think we’ve seen a normalization or return to 2009, 2008 levels of promotional support and advertising levels. We’re basically seeing what they do in 2011. I think when you look at what has been invested in the volume trends those businesses have today and then see the price moves being taken. We hope it returns the category to a more cash-delivery business which was the portfolio position it had before this big investment we saw the last two years. Right now, we see a normalization. I think if we look at how we view 2010, Q2 and Q3 were really extraordinary, not only for us but for every cooking category that we really tracked. You saw categories like flour and soup and baking mixes off anywhere between 5% and 10% and spreads are right in that mix. We were encouraged to see it firm up in the fourth quarter, but we’re not prepared to take one quarter and call it a trend. I think as we look at next year, you know, that’s why we want to be cautious on category assumptions, but it would seem like the competitive head winds that were pretty significant in May of ’09 to May ’10 have began to normalize.

Mitch Panero:	Terry, you have some thoughts on that?

Terry Schulke:
I can only echo that sentiment. I think the reality is it’s just too early to tell. Steve has given you the appropriate headlines, but as we’re seeing across the store there’s a significant amount of pricing that’s taking place across multiple categories. And the reality is, in the proven approach, we believe is the – to remain appropriately cautious and to watch us very carefully including the competitive set.

Mitch Panero:	All right. So, any comments regarding maybe the impact butters have on the spreads category?

Steve Hughes:
Well, it started to switch here as it went to the fourth quarter. Butter price seem to move up and advance at the spreads category. And, you know, the unit differential between that we’ve been seeing with butter being up and spreads being down significantly began to moderate in the fourth quarter. We obviously buy butter for our butter blend products so we know that market pretty well. Butter is going to feel the same kind of pressures as spreads. So we think that this gap that seems to be returning to more of normal gap between butter and spreads, in it with spreads moving up in price maybe maintain to want to see how well it plays out. But spreads did firm up a bit in the fourth quarter, but again it’s just one quarter.

Mitch Panero:
Okay. Last question just revolves around milk. So, where is your national share or how is it best to look at milk in terms of share and then your objective and where milk becomes you know, meaningfully accretive to earnings?

Steve Hughes:
Well the – we go back to that lead markets. Lead markets now are solidly over one share, and we could see a nice growth in Florida and we’re actually adding items in New York and Florida. We basically are going to have essentially five items on the shelf in those two markets. We’re right now about a 0.3 share when milk in the fourth quarter – you know, that’s kind of our exit share. We obviously saw a great year two growth in New York and Florida and we have a plan in place to deliver that kind of growth in 2011 on those new markets. I think it’s a – you know, milk is a scaled business. I mean, it’s really when you get it to a – one share. You know, we see it accretive – certainly from a – you know, out of contribution margin level pretty materially. Near term, I think it’s a stepping stone. Last year it was a big investment on milk. We’ll be investing on milk this year but not any where near the level of what we did last year. So, there’ll actually be some year-on-year benefit here in terms of a lower investment, but we’re continuing to invest to drive trial. So, I think the model on milk will be a big investment to get it launched. It will obviously move as we scale up and we throttle – can throttle back some of that investment – you know, the kind of a break even and then as we get it towards a one share, we believe it can be materially accretive. Terry you have any thoughts on milk?

Terry Schulke:
Again, I’ll augment that statement a bit. The good news for us is we’ve taken this category very seriously. It’s a near $13-billion category. The good news for us is our lead market launches in both Florida and the Northeast have served us well here. This is a similar course we embarked upon when we did the lead market launches. We learned an awful lot and we’re really trying to replicate that plan and driving trial and awareness as we move this brand nationally. So, to see this point, a clear distinction; 0.3 nationally, milk share now, but in our lead markets, we have exceeded one share. So, and again, that’s a significant position in this category for the healthy premium segment. We feel very good about the plans we have in place to continue to drive that trial and continue to grow that brand.

Steve Hughes:
We have one thing that’s a – everything – every success a new product I’ve been involved in requires a blueprint for success and I think we feel have that in Florida and New York. When you look at Florida and you look at the premium, all the premium milk products including lactose-free, organic and soy milk, our items – the three items we have in distribution are in the top – you know, 25-30 items. It’s solidly showing very nice growth. The fact that those customers in New York and Florida are now moving out to a fourth and fifth item on the shelf, we think that’s going to be pretty material in giving us not only a the stocking power when consumers come in to the section but also give us holding power from maintaining in stock positions. Now we’re back in the new markets. We’re in year two. I mean, we’re still not coming up on 12 months on those markets and we have the program comparable with what we have for New York, set-up in year two, and expect to make the same kind of progress we made in those markets.

Mitch Panero:	Okay. Thank you very much.

Operator:	And we’ll go next to the site of Chris Krueger with Northland Capital. Your line is open. Please go ahead.

Chris Kruger:	Hi good morning.

Steve Hughes:	Chris.

Chris Krueger:
Hi. On the Best Life acquisition, does that include – I’m a little fuzzy on this – but the kind of Best Life seal of approval or whatever you want to call it that he had done before. Were you ever involved with them or is that a separate aspect of it then?

Steve Hughes:
No, that’s a very good question. What the acquisition involves is clearly the right – first and foremost, the rights to the brand, which was our primary objective. We also with that get what is – right now not a significant number but has been in the past a significant number in terms of subscription revenue off of that and also the seal of the website and also the seal revenue in terms of future renewals. So, Bob keeps the income for the contracts that are signed, and these that come up for renewal that will become our income. Bob has an ongoing involvement and commitment to help us build this. Clearly his visibility as an author and he’s just signed a new book deal that’s going to keep him pretty active with new health and wellness books coming out as I talked about before. So, and it’s also a very important – the website, we think it’s a very intriguing way to connect the consumers. Right now, he has – anywhere depending on what month it is – right now we’re running about on a 2 million a year visitor pace where people come to that website and spend five to six minutes. I mean, that’s just remarkable consumer connection. I mean, right now as of June – I don’t have the most recent numbers – but June we only had 1.1 million users of our spreads. So he has – we have a tool here that has a potential for very deep engagement relative to a consumer who will buy Best Life and be interested in weight management. That said, as we move forward, how we integrate the building of the spreads with leverage of the website is something we’re going to obviously be spending a lot of – some pretty good energy understanding. But it’s a very interesting model and one that I think that’s probably more reflective of where consumer brands will be going in the future as people continue to leverage the engagement you get from a website versus a 30-second commercial.

Chris Kruger:
Okay, I know you’re not launching new categories this year but within Best Life would you expect to expand your current categories that you’re involved in? Or with Best Life, do you in a big picture, anticipate getting in to some of those categories at the Smart Balance brand is in?

Steve Hughes:	The other road but not in 2011. 2011, we’ve got about what Terry – 65% ACV yearend. So why don’t you talk about you know, our plans in Best Life.

Terry Schulke:
Really, we look at 2011 candidly as year two on two major launches, so on milk and on Best Life. For Best Life, our game plan now is to continue to build trial and awareness. We’ve got a very solid distribution base within we can approve upon that. As we continue to build our trial and awareness campaigns, we see our base now building nicely as well. So that would be our focus areas to make that brand – you know, successful brand in the marketplace before we take on any additional plans to consider other categories.

Chris Krueger:
Okay. Last question; back to the commodity outlook. Can you give us a sort of a comparison on what you’re seeing now versus maybe that last run up in late 2007 and into 2008? How all of you are prepared now versus then and – or how the consumers is behaving now versus then?

Steve Hughes:
Well, how the consumer behaves remains to be seen because the prices are just starting to hit retail, and we don’t expect to have our prices really reflected until the end of first quarter. But if you go back by comparison, we’re running about – taking soy bean oil as kind of the marker here. We were at $0.40/pound a year ago. That’s moved up. I think right now the future is around $0.57. I think in 2008 we saw a very rapid spike up and then a pullback. I think we spiked up as high – Al, was it $0.65 or $0.70 in 2008?

Al Gever:	Yeah, that’s right.

Steve Hughes:
And what we’re hearing though is, that this phenomenon may be an up and stay. I mean, what we’re getting from all the people – all the science we see is that this going to be – could potentially be a – so this could be what this for a while. So, again, it’s going to be reflected throughout the food industry. I was kind of surprised when we first saw this pricing action from competitors. There was low double digits. That was kind of an anomaly. What we’ve seen in set – in terms of what we thought was going to happen broadly – we thought there was going to be low single digit inflation in grocery. What we started to see now and hear pretty consistently is that there could be as much as 10% inflation across the store, which the good news is, I don’t think spreads is going to stand out and I think butter will probably be reflected in those kinds of pressures as well. But that’s going to be a pretty big shot to consumer discretionary purchasing power, and how that plays out in terms of all the category dynamics until they’re coming off a tough year on volume basis remains to be seen.

Al Gever:
Chris, in addition to that like what Steve said, I mean we’re looking at commodity levels toward the end of the year I think today’s markets indicate something in the high $0.50’s; close to $0.60/pound, which we experience during that previous period and the run up. As both Terry and Steve said, the consumer response to new higher pricing has yet to be seen. So, there’s no way we’re going to speculate on that. As we said, we believe that we’re appropriately cautious in our outlook. A couple of things I just want to mention given that we’re talking about 2011 and how you think about it from the standpoint of costs, is to remind you about a couple of things. As both Terry and Steve has said, our pricing, while effective in mid first quarter given the commitments we have from promotional pricing slightly not to have much of an impact in the first quarter. Also, as we’re thinking about commodity costs, pressures – those building over the course of the year, some of which is influenced by the fact that we do have coverage that we brought into 2011. And also I’ll remind you that Easter, as a holiday and the influence it has on the quarters, is much later this year than it has been in the past – actually in the past few years. Such that you would probably see the effect – the volume effect of Easter having more of an influence on the second quarter. Then of course our operating leverage as we’ve talked about overall in terms of our G&A restructuring as well as our marketing spend, we would expect that leverage in operating costs to begin you know, very early in the year. So again, as you think about how 2011 lines up, those points could be helpful to you.

Chris Kruger:	All right. Thank you.

Operator:	And we’ll take our next question from the site of Andrew Wolf with BB&T. Your line is open. Please go ahead.

Andrew Wolf:
Great. Thanks and good morning. Just to put it in perspective, Steve, if I’m doing my math right. I think the pricing category is going up, low double digits. Still it’s only going to get you know, shelf prices to about – somewhere like about midway between the trough pricing – maybe it’s not now and you know, the peak pricing that it was at in ’08. That in – you know, am I’m thinking in the ballpark? It seems like you know, the category pricing deflated close to 20% is kind of how I’m looking at. Could you give us some perspective on that?

Steve Hughes:
That was somewhat – and what we believe – somewhat tied to this – somewhat this unique investment made competitively from May of ’09 to May of ’10. So that was not in this way – and I believe that was a strategic or tactical decision made by a competitor. I think the – what we’re seeing on this price is it was priced – is moving up in step with these increases. I think one of the questions that we have for next year is what that means for the promotional mix, and we really won’t know that until we get into it. So I think if you look at what happened to category pricing, you know, it really was a bit influenced by not only the commodities moving up, but also competitive spending in a way that drove down the prices. I think it was like a lot of that to some extent, the extent to which we won’t really know for a couple of quarters. But I think ultimately, the category may reset to one that is you know, more along the lines of a traditional – what we had for the early – the category has been for years which has been more of a cash management business from a competitive standpoint – but we have the – we’ll see how that plays out. You know, Terry’s rightfully focused on exactly what people do relative to how the category responds and that could lead us more promotional spending as we go through the year. But we think we’re prudently planned both in volumes and relative to the flexibility to respond accordingly.

Andrew Wolf:
I guess on the value side, I guess – I think ConAgra has been really aggressive with some pricing at Wal-Mart and other places. Do you expect – you know, obviously, what do you say – is that changing on the value side of where Best Life competes. Do you expect these price increases to also you know …

Steve Hughes:
Yes, they’ve announced and they’re flowing through so we think they’re going to move up with the rest of the category. ConAgra was a bit more aggressive in the fourth quarter, but from a trend standpoint nothing is fundamentally changed on their trend lines.

Andrew Wolf:
I just want to make sure I understand it. So, double-digit price increases on a run-rate basis and mid-single digit sales guidance. So basically, your caution on the air is being expressed in – you’re expecting a case volume essentially to worsen a little bit due to the price sensitivity? Am I understanding that right?

Steve Hughes:
We think that’s prudent at this point. I mean, we saw something in the second and third quarter, it was quite surprising. What we’re taking the approach as we’re looking next year is that when you add this new pricing in, we’re going to take a pretty prudent view of category dynamics until it changes. Now, we’re not discouraged by what happened in the fourth quarter but that’s - the category trends but that’s only one quarter. So, we really want to see that play out of your couple quarters and be prepared if in fact 2011 ends up looking like 2010 on category dynamics. We want to have a plan that we can deliver. If in fact that changes, that will be a good day but I think it’s right now - until the category given how - all the moving parts right now taking a run-rate that’s pretty unique. I think planning that – things are going to stay that way until you prove they change is probably the right approach. That’s how we’ve approached next year. We’ve gotten the G&A tightly down, we’ve gotten – we think the marketing plan is not only the right level but also the optimal mix to be effective in this category with a bit more above the line than what we had last year. With that said, nobody will be happier with the fact the – as we cycle these soft comps from the category, nobody would be happier than we would if the category performed better than what we think is a prudently cautious estimate going at the end of the year.

Andrew Wolf:	Yeah. Okay that does it for me. Thank you.

Operator:	We’ll go next to the site of Jon Anderson with William Blair. Your line is open. Please go ahead.

Jon Anderson:	Thanks and good morning everyone.

Steve Hughes:	Hey Jon.

Al Gever:	Good morning Jon.

Jon Anderson:	Just a point of clarification on pricing. Is the price increase limited to the spread business, and if not, which other businesses are you taking price in and what’s the magnitude of those increases?

Steve Hughes:	Terry? Let’s take that.

Terry Schulke:
Jon, actually, spreads – and I think Steve may have referenced this earlier – we’re actually taking basically the oil-related category. So, spreads, oil, and then mayonnaise, really are the drivers of that pricing. On a relative scale, that’s consistent with the low double-digit increases that we identified in our opening remarks.

Jon Anderson:
Okay. In terms of the three-tier program in spreads, are you now pretty fully distributed with respect to those three brands? When you think about the objective of growing market share in spreads next year, what gives you confidence I guess, that you can grow share in 2011 when the business was kind of a holding-share business in 2010?

Steve Hughes:
Let me start and have Terry fill in a bit. We clearly have opportunities that built out and add some distribution on Earth Balance. That’s a focus for this year in grocery. I think given the trends in the natural organic section right now, I think we’re going to find some willing support from customers who want to participate in that. Best Life, we have a full year effect. We’ve been building that business so – but it started from zero this time last year. We also have some open opportunities from a distributor’s standpoint there that we’re working on but – Terry, go on top of that in total?

Terry Schulke:
Three-tier as a strategy is, we really received some really good feedback from our customers. So over the top of this strategy, keep in mind, the three-tier super premium, our representation of Earth Balance, actually represents the single fastest growing brand in that segment. Our customers are beginning to realize even more so that that is an opportunity in mainstay grocery en masse and we’re executing against that opportunity. In the premium segment, Smart Balance – and again, we talked quite extensively about the macroeconomic environment and the specific impact in 2010 not just in our categories but across the store. Regardless, historically over the past five to six years, Smart Balance as a brand has been a shining star in that premium segment. It represents that heart-healthier brand and we’re optimistic as we look into 2010 although clearly we need to see the impact of what this pricing will have on that brand and on our trajectory, but we do like our position in that premium segment. Now with the entry of Best Life again, our first foray into the value segment with a very consistent proposition on the original No Trans Fat in the value segment, our competitors have followed us there but that positioning against weight manager we think is very compelling. It’s a product that has been much needed in the segment, so as we continue to drive trial awareness and build our distribution base, we have very clearly segmented strategies in each tier that we feel very good about.

Steve Hughes:
I think also, Jon, two other thoughts. I mean, I would never have called – and we didn’t call – a 9% decline in category on the mainstream business last year. That was somewhat aberrational. On the other hand, where Earth Balance really is the category in the Natural Channel, I wouldn’t have called a plus-30% fourth quarter either. So, we have really so much to see in consumer dynamics going on out there where the natural food consumer is back and in a cadence. At some point, we’ll see that cycle back on the mainstream. Health and wellness consumer, it may not be – we’re going to next year not saying that that’s not going to be 2011 but at some point, that consumer is going to come back to some degree the way the natural foods consumer has. The other thing that’s not visible because it doesn’t report in IRI, is we’re seeing – well it’s not a huge percent of our business. The order of magnitude of growth on Earth Balance is very strong in the Natural Channel and we expect to see that continue, if not to the degree we saw this year, we think we’re going to have very good transfer of balance coming forward. That’s going to become more and more material as that business grows to a very profitable business for us and is growing organically. Pardon the pun but it is a really compelling story. Having done this for a long time in terms of the food industry, I’ve never quite seen two things that would be that different happening in the same year where we saw the severe pressure not only on spreads but also on all cooking-related categories and grocery. At the same, in the Natural Channel, we saw a very robust spontaneous growth on the same category.

Jon Anderson:
Okay. With respect to milk, can you give us a little bit more color on the new items you’re launching? When are those launching? Are they being launched nationally or perhaps just in your initial launch markets? Then more broadly with respect to milk, are you adding, holding, or maybe seeding some distribution outside of Florida and the Northeast right now?

Terry Schulke:
Jon regarding milk on the distribution front, I’ll answer that question first. We’re actually adding distribution. So again, following a very similar game plan as to what we delivered in Florida and New York. We’re actually building up that distribution on a national scale. If you went back three years, you would’ve found in New York and in Florida we had some accounts with one SKU on milk, some with two. Our best case is we probably had three. In many of those key accounts now, when you look at year three and Steve’s references earlier, we’re up to three and four and some cases even five SKUs which is a pretty significant position in this category given its prominence and the store architecture relative to the two new SKUs. We think we have an opportunity and we are lead market testing those. We had a pretty god game plan that we like to see our product launches go through. We’re actually taking those into some of our original lead markets where we have become a proven brand testing the viability of those products. So we had a factory with calcium - and I think Steve referenced in his opening comments, a lactose-free with calcium. So, not all of the benefits that we have in our original launch, actually those two products do not have the Omega 3s. So, while we had a very strong reception to those original SKUs, our buying consumers are really asking for similar benefits that Great Taste as products bring to the category without that Omega 3 benefit. So, we’ll test that. It’s really way too early in the process to for us to give you any feedback. We’re very optimistic about it.

Jon Anderson:
Thanks Terry, that’s very helpful. Over the past, let’s call it, quarter or two, outside of your initial market, Florida and the northeast, you continue to build distribution or are you kind of holding existing distribution and looking the velocity of those increased accounts?

Terry Schulke:
I see it’s a combination of both. In 2011, we will look to build on that distribution base but certainly it’s very important for us to increase our sales per point and that’s a lot of what our investments are targeted against increasing trial, driving higher levels of awareness, and ultimately increasing our penetration in the category which again is pretty consistent with how we handle the New York and Florida launches. Again, really it’s a two-pronged approach Jon.

Jon Anderson:
Perfect. One last question probably for Al. The 2011 outlook assumes some improvement in the cash operating income margin, I suppose we’ll call it, and is that leverage – I mean, where do you see the leverage coming from? Is it principally the benefits of the restructuring programs or is there some leverage on marketing spending in 2011 as well? Just some color on that will be helpful thanks.

Al Gever:
We’re certainly going to benefit a bit on the restructuring savings, but as we have mentioned from the get go, all this call, in 2011, we’ll be leveraging our investment spending in two ways. One, quite frankly, we’ve spent a lot of money in introducing new products and new categories over the last few years. 2010 was a year which that investment was very significant. 2011, without the inclusion of new category entries, will allow us to be more efficient with that spending. We’ve also moved our marketing spending to more efficient vehicles. So as a result, we’re actually getting more performance out of fewer dollars. So we are going to see some leverage – well, overall for our operating expense structure, driven in part by our marketing spending, but also supported by the restructure.

Steve Hughes:
One comment on that Johnny, our spending in the last three years has been pretty extraordinary. For any CPG company, we’ve been spending lower than 20% of that revenue which is on investment mode and was done intentionally and strategically to get the brand really top of mind. I think the numbers that Terry cited, his initial comments about aided brand awareness of 25% - unaided brand awareness of 50%. Well behind that, there are a lot of brand health measures of key brand comments relative to brand I trust, brand I like to - tastes great, all those kinds of other dimensions. Those are all up very strongly and I think, if anything, we’ve probably over delivered on building the brand asset. Right now what we need to do is drive the trial in the shared requirements and do that at a more sustainable spend level. Again, we can do that a bit because we are now in year two of launch, not year one. We were in year one launch last year on two major initiatives. So I think, again in the evolution over a five-six year period time, I think we’ve established job one which is gain a Smart Balance brand on top of mind with all the positive metrics you could look for. Now, the challenge is to start driving trial across all the businesses and build the shared requirements to the total portfolio.

Jon Anderson:	Okay, thank you.

Operator:	Let’s take our next question from Akshay Jagdale with KeyBanc. You’re line is open. Please go ahead.

Adam:
Good morning everyone, it’s Adam Josephson. Thanks for taking my questions. Steve, you’re talking about sales and natural items, picking up much more so than in other categories, what do you think that tells about what’s happening to your consumer base and consumers more broadly, and to what extent do you think that trend is sustainable?

Steve Hughes:
I think that the natural consumer where – if you go back when the recession hit those people, natural really felt it first, but I think that consumer once they realized that their 401(k)’s weren’t going to zero and weren’t going to lose their house, prioritize getting the dollars they spend relative to food purchases, that’s why you’ve seen the Natural Foods Channel come back so strongly. When you look at the broader channel and good example for Smart Balance, one of our core user segments is the older baby boomer. That’s a person who’s either, one, fixed income or going to be going on fixed income as they retire. That consumer had a pretty hunkered-down year last year. I think we saw that across a lot of food categories. Now that the tax increase issue has been resolved and now that maybe some – the markets recovered a bit in their sense of – or their personal net worth is perhaps more positive this year than last year, hopefully we see them come back to the premium healthy products like Smart Balance. We won’t really be calling that until we see it but there is as anything – but business cycle cycled and the question is has it been a particular tough business cycle that I think with unemployment hanging high and everything else gives us caution about 2011 but at some point that consumer is going to comeback maybe not with the urgency and power that we have seen in the natural foods consumer over the last twelve months but at this point is an opportunity for the future and not something we are planning on.

Adam:	Got it and two others, when you talk about strategic acquisition what areas do you have in mind?

Steve Hughes:
I think they are really two things that we look for, one is, are there other intellectual properties out there that we can leverage under Smart Balance, Best Life and Earth Balance brands, that is something that we will look for, things that really could give us differentiated positioning in categories that we are not in today.  We are also looking for - we are very open for complimentary brands that put us in other health and wellness needs states, right now we have three great brands sitting top of three powerful needs states, Smart Balance and Heart Health, Earth Balance on organic natural and then Best Life on weight management. Bob also, has had a very successful book on diabetes so I think we will be looking for potential other platform and other need states but also, looking at potentially intellectual properties that we can leverage under our current brands.

Adam:	Great and then one last one on the option exchange program, how did you weigh the pros and cons of it and why in your mind did the pros outweigh the cons?

Steve Hughes:
Well Adam, you know – clearly given the status of the majority of options for many of our employees given the fact that our options program was unique in that most if not all of the options that are issued to employees are given to them at the time they join the company as oppose to a recurring program year after year. There is clearly an opportunity and a desire on the part of the company to continue to motivate and retain and incentivize all employees across the company to align our incentives and our focus with that of the stockholder so as a result we sought to find an opportunity where we can develop a program that provides that opportunity for all of our employees at Smart Brands well at the same time having little to no negative effect on our stockholders. So the program we developed is a program focused on a value for value exchange, such that none of our employees benefit unfairly as a result of that exchange, that it is value neutral and that there is no overall impact on the company’s income statement. I think most importantly and I think, I would imagine stockholders will be favorably impressed by this, is that for those options that are exchanged the vesting schedule begins anew at the time those options are exchange and so the net result of that is a program that keeps our employees focused on the future, aligns their incentives with the incentives of our current stockholder and provides us the vehicle with which we can continue retain great talent and with the company our size, with something in the neighborhood of 70 employees our talent is critical and that makes us something unique as a food and beverage company from standpoint this is really a small organization driving brand development and as the boards look at this, there is clearly the objective of keeping this particular team focused in driving and delivering on the next phase of the strategy we have obviously spent a lot of money and a lot energy investing in this business over the last three years as we move into a phase where we think there will be strong leverage on G&A in the marketing spend and as things cycle hopefully strong top iron performance align. The continuity of executing that strategy is critically important so that is why the board focused on finding a strategy that is stockholder friendly as we can come up with because we think ultimately it’s the best interest of everyone to align management, employees and the stockholders in a way that really does drive shareholder value and creation

Adam:	And why now? Is this in anyway related to recent executive departure or why not six months ago?

Steve Hughes:
The board has been focused on this for a bit, it’s just a function of we think we came up with the right structure, to-date we have not had any departures that were surprises to the organization or ones that were not align with - have all been strategy and organizational structure but I think the board recognizes that this environment and the talent on this team that getting people recommitted in equity basis is key priority and the effort was to come up with a structure that was shareholder friendly as we could design.

Adam:	Terrific. Thanks a lot

Operator:	It shows that we have no more further questions in queue at this time.

Steve Hughes:
Good, appreciate everybody taking their time with us this morning, obviously we will be back in several weeks to talk about the fourth quarter in more detail but again, this has been a - 2010 was one for the books relative to the overall industry. The one take away I hope you have coming out of this is, we had a lot of choices to make last year, we decided to focus on executing the strategy, maintaining our high level investments and to do that it was painful near term but we think it position us well relative to the brands going forward and will benefit us the business cycle evolves and it will evolve in time. Again, thank you very much and we will talk to you in a couple of weeks.

Smart Balance, Inc. (the " Company") has not initiated the Option Exchange Program and will not do so unless we submit the Option Exchange Program for approval by the Company’s stockholders and we obtain approval from the Company’s stockholders at our Special Meeting of Stockholders scheduled for February 15, 2011.  Even if stockholder approval is obtained, the Company may still decide to not implement the program or to delay its implementation.  The Company has filed with the Securities and Exchange Commission (SEC) a definitive proxy statement for a special meeting of stockholders to be held to vote on the Option Exchange Program.  Stockholders of the Company should read the proxy statement and other related materials when they become available because they will contain important information about the Option Exchange Program, including information relating to the Company's participants in the Company's solicitation of proxies and their interests in the Option Exchange Program.   In addition, if the program is commenced, the Company will file a Tender Offer Statement on Schedule TO with the SEC.  If you are eligible to participate in the program, you should read the Tender Offer Statement and other related materials when they become available because they will contain important information about the Option Exchange Program.  Company stockholders and option holders will be able to obtain these written materials and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov.